Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes present the combination of the financial information of JDEV Acquisition Corp. (“JDEV” or “Parent”) and Ionetix Corporation (“Ionetix”), adjusted to give effect to the Merger and related transactions (collectively, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of this section, Ionetix and JDEV are collectively referred to as the “Companies,” and the Companies, subsequent to the Merger, are referred to herein as the “Combined Company.”

The historical financial information of JDEV was derived from the audited financial statements of JDEV as of and for the period from November 26, 2025 (inception) to December 31, 2025 included in JDEV’s Form 10 filed with the SEC on February 4, 2026 (the “JDEV Form 10”). The historical financial information of Ionetix was derived from the audited financial statements of Ionetix as of and for the year ended December 31, 2025, included elsewhere in this Current Report on Form 8-K (this “Report”). This unaudited pro forma condensed combined financial information should be read together with (i) JDEV’s historical financial statements and related notes included in JDEV’s Form 10 and (ii) Ionetix’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this Report. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Report.

Contemporaneously with the Merger, JDEV conducted a private placement offering (the “Offering”) and sold 10,777,279 shares of its common stock at a purchase price of $3.00 per share for gross proceeds of $32.3 million. In connection with the Offering, JDEV also issued warrants to purchase an aggregate of 862,182 shares of PubCo common stock at an exercise price of $3.00 per share to the Placement Agent. The unaudited pro forma condensed combined financial information and accompanying notes are adjusted to give effect to the Offering.

Notwithstanding the legal form, the Merger is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, JDEV will be treated as the acquired company for accounting purposes, and Ionetix will be treated as the accounting acquirer. Accordingly, the Merger will be treated as the equivalent of Ionetix issuing shares for the net assets of JDEV, accompanied by a recapitalization. Consequently, the net assets of JDEV will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Ionetix. Ionetix has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Ionetix represent a significant majority of the assets of the Combined Company.

●	Ionetix stockholders have a majority of the voting power of the Combined Company.

●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Ionetix immediately prior to the Closing.

●	Ionetix’s operations comprise the ongoing operations of the Combined Company.

The table directly below presents shares outstanding after the Transactions, as depicted in the unaudited pro forma condensed combined financial information, after giving effect to the Conversion Ratio:

Pro Forma Ownership	Shares	Fully Diluted %
Legacy Ionetix Stockholders (1)(2)(3)	97,617,775	77.61%
Private Placement Investors	10,777,279	8.57%
Retained Pre-Merger Shares	4,400,000	3.50%
Placement Agent Warrants	862,182	0.69%
2026 EIP Shares Reserved (unissued)	5,000,000	3.98%
2026 Plan Option Issued and Outstanding (4)	7,101,616	5.65%
Total shares outstanding and reserved for issuance	125,758,852	100.00%

(1)	Includes (i) 26,163,296 shares of Ionetix common stock, (ii) 145,182,811 shares of Ionetix redeemable convertible preferred stock, (iii) 10,176,273 Ionetix common stock warrants, and (iv) 110,000 Ionetix preferred stock warrants outstanding as of December 31, 2025. Such securities will be exchanged for shares of PubCo common stock at the Conversion Ratio pursuant to the Merger Agreement.

(2)	Includes 4,433,411 shares issued on March 31, 2026, upon conversion of Ionetix SAFE liabilities into Ionetix redeemable convertible preferred stock, based on the outstanding principal amount of such SAFE liabilities, including the SAFEs issued subsequent to December 31, 2025. The resulting preferred stock will be exchanged for PubCo common stock at the Conversion Ratio pursuant to the Merger Agreement.

(3)	Includes 8,611,902 shares underlying Ionetix common stock warrants issued subsequent to December 31, 2025 and prior to the Effective Time of the Merger in connection with certain financing transactions. These warrants are assumed to be exchanged for warrants exercisable for shares of PubCo common stock at the Conversion Ratio pursuant to the Merger Agreement.

(4)	Reflects options outstanding under Ionetix’s 2016 EIP and 2010 EIP as of December 31, 2025, which will be assumed by Combined Company and converted into options to purchase shares of PubCo common stock at the Conversion Ratio pursuant to the Merger Agreement. Such awards will be transitioned into the 2026 EIP at Closing.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, are based on the historical financial statements of JDEV and Ionetix. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2025 (in thousands)

	Ionetix (Historical)	JDEV Acquisition Corp. (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$279	$25	$32,332	(A)	$23,992
			3,503	(B)
			(4,737)	(C)
			(25)	(I)
			(7,385)	(J)
Accounts receivable, net	1,253	—	—		1,253
Loan receivable	—	—	—		—
Inventory	293	—	—		293
Prepaid expenses and other current assets	570	—	—		570
Total current assets	2,395	25	23,688		$26,108
Accounts receivable, non-current	—	—	—		—
Inventory, non-current	3,096	—	—		3,096
Property and equipment, net	27,214	—	—		27,214
Leases right-of-use assets	1,431	—	—		1,431
Restricted cash, non-current	141	—	—		141
Other non-current assets	707	—	—		707
Total Assets	$34,984	$25	$23,688		$58,697

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,773	$—	$—		$6,773
Accrued expenses and other current liabilities	1,990	—	(390)	(J)	1,600
Short-term debt	5,753	—	1,055	(B)	—
			(6,808)	(J)
Short-term operating lease liabilities	440	—	—		440
Promissory note payable to related parties	—	25	(25)	(I)	—
Accrued interest payable	—	—	—	(I)	—
Total current liabilities	14,956	25	(6,168)		8,813
SAFE liability	4,086	—	2,448	(B)	—
			(6,534)	(D)
Operating lease liabilities, non-current	993	—	—		993
Other non-current liabilities	2,601	—	(171)	(G)	2,319
			(111)	(L)
Total liabilities	22,636	25	(10,536)		12,125
Commitments and contingencies
Redeemable convertible preferred stock	191,199	—	6,996	(D)	—
			(198,195)	(E)
Stockholders’ deficit:
JDEV common stock	—	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2025 (in thousands), continued

Ionetix common stock	3	—	(3)	(F)
PubCo common stock	—	—	1	(A)	10
			8	(E)
			1	(F)
Additional paid-in capital	7,709	—	32,331	(A)	246,027
			2,364	(B)
			(4,737)	(C)
			198,187	(E)
			2	(F)
			171	(G)
			10,000	(H)
			—	(K)
Accumulated deficit	(186,563)	—	(2,364)	(B)	(199,465)
			(462)	(D)
			(10,000)	(H)
			(187)	(J)
			—	(K)
			111	(L)
Total stockholders’ equity (deficit)	(178,851)	—	225,423		46,572
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$34,984	$25	$23,688		$58,697

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	Ionetix (Historical)	JDEV Acquisition Corp. (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$6,012	$—	$—		$6,012

Operating expenses:
Cost of revenue	6,160	—	—		6,160
Selling, general and administrative	14,540	—	—		14,540
Research and development	5,129	—	—		5,129
Total operating expenses	25,829	—	—		25,829
Loss from operations	(19,817)	—	—		(19,817)
Interest and other income (expense):
Interest expense, net	(3,254)	—	3,214	(dd)	(40)
Other income (expense), net	(16,594)	—	328	(aa)	(26,035)
			12	(bb)
			(2,842)	(cc)
			3,061	(ee)
			(10,000)	(ff)
Loss before income tax expense	(39,665)	—	(6,227)		(45,892)
Income tax expense	6	—	—		6
Net and comprehensive loss	$(39,671)	—	$(6,227)		$(45,898)
Weighted average shares of Ionetix common stock	25,623,837
Net loss per share of Ionetix common stock – basic and diluted	$(1.55)
Weighted average shares of JDEV common stock		5,500,000
Net loss per share of JDEV common stock – basic and diluted		$—
Weighted average shares of PubCo Common Stock					109,090,769
Net loss per share of PubCo Common Stock – basic and diluted					$(0.42)

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the Combined Company’s pro forma financial condition and results of operations based upon the historical financial information of each of JDEV and Ionetix after giving effect to the Transactions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Transactions.

Notwithstanding the legal form, the Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP, as outlined above.

In connection with the Offering, JDEV also issued 862,182 warrants to purchase shares of PubCo Common Stock to the Placement Agent at an exercise price of $3.00 per share (the “Placement Agent Warrants”). The Placement Agent Warrants are accounted for as equity-classified instruments in accordance with U.S. GAAP and are initially measured at fair value. As the Placement Agent Warrants were issued to the Placement Agent in connection with the Offering, a capital transaction, they are considered offering costs recorded through additional paid-in capital.

The unaudited pro forma condensed combined financial information presented does not reflect any cost savings, operating synergies, tax savings or revenue enhancements that the consolidated company may achieve as a result of the Merger. Ionetix and JDEV did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the Companies.

The unaudited pro forma condensed combined financial information has been prepared based on the Ionetix and JDEV historical financial statements, as adjusted to give effect to the Merger and Offering. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 give effect, on a pro forma basis, to the Transactions as if they had been consummated as of January 1, 2025. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 is derived from the historical balance sheets of each of Ionetix and JDEV, adjusted on a pro forma basis as if the Transactions had been consummated as of December 31, 2025.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of Ionetix and JDEV believes are reasonable under the circumstances. The pro forma adjustments, which are described in the following notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of Ionetix and JDEV believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information does not include an income tax adjustment based on the history of Ionetix’s losses and the expectation that the Combined Company would not be able to realize the tax benefits of such losses. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	To reflect the issuance and sale of 10,777,279 shares of Parent common stock, par value of $0.0001 per share, to Private Placement Investors, for aggregate proceeds of $32.3 million.

(B)	To reflect the issuance of SAFEs issued subsequent to December 31, 2025 with a principal amount of $2.4 million and the receipt of short-term debt subsequent to December 31, 2025 with an aggregate principal amount of $1.1 million. The SAFEs and short-term debt both included common stock warrant coverage. The Company evaluated the common stock warrants and concluded that they meet the criteria for equity classification. The SAFE liability, short-term debt, and the equity-classified warrants are recorded at their respective fair values on the issuance date. The warrants are classified as equity and are not subsequently remeasured. The fair value allocated to the SAFE liability is $2.4 million, and the fair value allocated to the common stock warrants issued in connection with the SAFEs is $1.9 million. The fair value allocated to the short-term debt is $1.1 million, and the fair value allocated to the common stock warrants issued in connection with the short-term debt is $0.5 million.

Any excess of the aggregate fair value of the instruments issued over the proceeds received is recognized as an upfront loss of $2.4 million, with $1.9 million related to the SAFE common stock warrants and $0.5 million related to the short-term debt common stock warrants. The unaudited pro forma condensed balance sheet reflects this loss as an increase to accumulated deficit with a corresponding increase to additional paid-in-capital.

(C)	To reflect settlement of approximately $6.2 million of estimated transaction costs incurred in connection with the Transaction, of which $4.7 million is settled in cash. These transaction costs are preliminary estimates subject to change. The final amounts of Ionetix’s and JDEV’s transaction costs and the resulting effect on the financial position and results of operations of the Combined Company may differ significantly. These transaction costs are in connection with the Closing and related transactions and are deemed to be direct and incremental costs of the Merger. The transactions costs are accounted for as equity issuance costs and the unaudited pro forma condensed balance sheet reflects these costs as a reduction in cash with a corresponding decrease to additional paid-in-capital.

The total estimated transaction costs settled in cash include banker fees of $2.6 million, audit and accounting professional service fees of $0.7 million, and legal fees and other transaction related expenses of $1.4 million. The total estimated transaction costs include the issuance of 862,182 warrants to purchase shares of PubCo Common Stock to the Placement Agent, recorded as offering costs through additional paid-in capital of $1.5 million.

(D)	To reflect conversion of Ionetix’s SAFE liabilities into shares of Ionetix redeemable convertible preferred stock based on the conversion rate of $1.40 and the outstanding principal balance of the SAFEs on March 31, 2026, including the SAFEs issued subsequent to December 31, 2025 included in Note (B) above.

(E)	To reflect the conversion of Ionetix redeemable convertible preferred stock into shares of PubCo Common Stock pursuant to the Conversion Ratio concurrent with the Closing, including the redeemable preferred stock issued in Note (D) above.

(F)	To reflect the recapitalization of Ionetix through the conversion of Ionetix common stock into PubCo Common Stock pursuant to the Conversion Ratio concurrent with the Closing.

(G)	To reflect the exchange of Ionetix’s Preferred Stock Warrants into warrants to purchase shares of PubCo Common Stock, pursuant to terms of the Merger Agreement. The Preferred Stock Warrants were previously redeemable, resulting in Ionetix classifying such warrants as liabilities in its historical financial statements.

Ionetix’s outstanding common stock warrants were also exchanged into warrants to purchase shares of PubCo Common Stock, pursuant to terms of the Merger Agreement. The Ionetix common stock warrants were previously classified as equity in Ionetix’s historical financial statements, and as a result, no pro forma adjustment is needed for the exchange of these common stock warrants.

(H)	In connection with a SAFE issued in 2023, Ionetix was party to a side letter and subsequent formalized agreements (entered into in 2024) that provided an investor with the right to receive a warrant upon the occurrence of certain future events, including specified corporate transactions. The arrangement had not been recognized in Ionetix’s historical financial statements as of December 31, 2025, as no present obligation existed prior to the resolution of the applicable contingencies.

In connection with the Merger, Ionetix settled the arrangement in full by terminating all prior warrants and contingent rights and issuing a new warrant to purchase shares of Ionetix common stock. The Company evaluated the new warrant and determined it meets the criteria for equity classification under U.S. GAAP. The fair value of the new warrant is $10.0 million, which is recognized as a pro forma adjustment immediately prior to the Closing, with a corresponding increase to accumulated deficit and additional paid-in capital. Upon the Closing, the new warrant was exchanged for a warrant to purchase shares of PubCo Common Stock pursuant to the terms of the Merger Agreement.

(I)	To reflect the settlement of JDEV’s historical liabilities that will be settled at transaction close.

(J)	To reflect the repayment of Ionetix’s historical debt, including (i) the $5.5 million outstanding balance under Ionetix’s 2023 Term Loan, (ii) the $0.4 million outstanding balance under Ionetix’s unsecured promissory note, and (iii) related accrued interest of $0.4 million, as well as the repayment of $1.1 million of short-term debt incurred subsequent to December 31, 2025 (as described in Note (B)), in each case using proceeds from the Offering.

(K)	To reflect the elimination of JDEV’s historical accumulated deficit to additional paid-in capital as part of the reverse recapitalization of the Merger.

(L)	To reflect the derecognition of Ionetix’s derivative liability upon settlement related to the make-whole provision associated with the Series F preferred stock issued by Ionetix in October 2025.

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

(aa) To reflect reversal of $0.3 million related to the change in fair value of Ionetix’s SAFE liabilities, assuming the SAFEs were converted at the beginning of the period presented.

(bb) To reflect reversal of $0.1 million related to the change in fair value of Ionetix’s Preferred Stock Warrant liability recognized during the year ended December 31, 2025, assuming the Preferred Stock Warrants were converted at the beginning of the period presented.

(cc) To reflect reversal of $2.8 million related to the change in fair value of Ionetix’s derivative liabilities recognized during the year ended December 31, 2025.

(dd) To reflect reversal of $3.2 million of interest expense, of which $1.5 million is related to the interest expense recognized on Ionetix’s 2023 Term Loan, $1.6 million is related to the interest expense recognized on Ionetix’s 2023 Notes and 2024 Note, and $0.1 million is related to the interest expense recognized on Ionetix’s unsecured promissory note. This pro forma adjustment assumes all outstanding debt was fully repaid at the beginning of the period presented.

(ee) To reflect reversal of $3.1 million related to the non-cash loss recognized in connection with the issuance of SAFEs and common stock warrants.

(ff) To reflect the $10.0 million expense recognized in connection with the settlement of a contingent equity arrangement immediately prior to the Closing, through the issuance of a new warrant to purchase shares of Ionetix common stock, as described in Note (H) above.

Note 3 — Net Loss per Share

Represents the pro forma basic and diluted net loss per share to holders of Parent common stock calculated using the weighted-average common shares outstanding as a result of the pro forma adjustments. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of shares of Parent common stock expected to be outstanding as if the Transactions had occurred on January 1, 2025. The calculation of weighted-average shares outstanding for pro forma basic and diluted earnings per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the year presented.

Pro forma weighted-average shares outstanding, basic and diluted, are calculated as follows for the year ended December 31, 2025:

(in thousands, except share and per share data)	For the Year Ended December 31, 2025
Numerator:
Pro forma net loss	$(45,898)
Denominator:
Ionetix Stockholders	93,913,490
Private Placement Investors	10,777,279
Retained Pre-Merger Shares	4,400,000
Pro forma weighted-average shares outstanding – basic and diluted	109,090,769

Pro forma basic and diluted loss per share	$(0.42)

The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive:

For the Year Ended December 31, 2025
Ionetix options that will convert into a right to purchase shares of PubCo Common Stock	7,101,616
Ionetix warrants that will convert into warrants to purchase shares of PubCo Common Stock	3,704,285
Placement Agent Warrants	862,182
Total	11,668,083